Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-275114, 333-227515, 333-260133, 333-206893, 333-213673 and 333-282251) of Barnes & Noble Education, Inc. of our reports dated July 9, 2026, relating to the consolidated financial statements and schedule, and the effectiveness of the Company’s internal control over financial reporting, which appear in this Annual Report on Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of May 2, 2026.

/s/ BDO USA, P.C.
San Francisco, California
July 9, 2026